UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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ModusLink Global Solutions, Inc.
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MODUSLINK SENDS LETTER TO STOCKHOLDERS

Strongly Recommends that Stockholders Vote FOR ModusLink’s Highly-Qualified

Director Nominees

Urges Stockholders to Protect Their Investment by Voting the WHITE Proxy Card Today

WALTHAM, Mass., December 16, 2011 — ModusLink Global Solutions(TM), Inc. (NASDAQ: MLNK), today announced that it is mailing a letter to stockholders in connection with the Company’s Annual Meeting of Stockholders to be held on January 20, 2012.

ModusLink’s Board of Directors unanimously recommends that stockholders vote “FOR” the Company’s two experienced and highly-qualified nominees for director: Thomas H. Johnson and Jeffrey J. Fenton – on the WHITE proxy card. The Company also urges shareholders to discard any gold proxy card that they receive from Peerless Systems Corporation (NASDAQ: PRLS). Stockholders are encouraged to vote by telephone, Internet or by signing, dating and returning the WHITE proxy card TODAY.

The text of the letter to ModusLink stockholders is below:

December 16, 2011

Dear Fellow Stockholder:

Your Vote is Critical to the Future of ModusLink

At ModusLink Global Solutions, Inc.’s Annual Meeting of Stockholders on January 20, 2012, you will be asked to determine which director nominees best serve the interests of ALL ModusLink stockholders.

Your Board of Directors unanimously recommends that you vote for ModusLink’s experienced and accomplished director nominees: Thomas (“Tom”) H. Johnson and Jeffrey (“Jeff”) J. Fenton.

Despite the fact that Peerless Systems Corporation has been an investor in ModusLink for only five months, it has initiated a disruptive proxy contest in opposition to your Board of Directors. Peerless is seeking to elect its own slate of two nominees – neither of whom is familiar with ModusLink or the industry in which it operates. Particularly disconcerting, Peerless has yet to outline any constructive strategy or plan for ModusLink.

Protect the value of your investment in ModusLink. Please use the enclosed WHITE proxy card today to vote for ModusLink’s nominees by telephone, by Internet or by signing, dating and returning the WHITE proxy card. Please simply discard any Gold proxy card you may receive from Peerless, as submitting a vote using the Gold card will cancel any previous vote you have submitted for ModusLink.

PEERLESS HAS FAILED

TO ARTICULATE ANY PLAN OR SPECIFIC RECOMMENDATIONS FOR MODUSLINK

It is clear that Peerless and its nominees are not familiar with ModusLink or the industry in which it operates. Peerless, throughout multiple phone calls and in-person meetings with your Company – and now in its communications with stockholders – has failed to articulate any strategy or plan for the Company. How can Peerless, a ModusLink stockholder for only five months, expect that stockholders would choose to elect to the Board nominees who lack an understanding of the Company’s business and have no plan for creating value for all stockholders? In fact, Peerless readily admits in its proxy materials that its nominees “do not have specific plans as of this date with respect to enhancing the value of the Company.”

PEERLESS IS ONLY INTERESTED IN PURSUING ITS OWN SELF-SERVING AGENDA

AND OBTAINING SHORT-TERM GAINS

Historically, Peerless was a company that provided imaging and networking technologies. However, since Timothy Brog, one of Peerless’ nominees, took control of Peerless, it has somehow evolved into a publicly traded hedge fund, albeit with only approximately $13 million under management. Since first buying stock approximately five months ago, Peerless has now acquired a position of approximately 2.4 percent of ModusLink stock. Less than just one month after becoming a ModusLink stockholder, Peerless notified us of its intent to nominate director candidates.

According to Peerless’ proxy materials, since becoming a stockholder in August this year, Peerless has executed 40 separate purchases and sales of ModusLink stock. Furthermore since October 4, 2011, Peerless has sold approximately 10 percent of its ModusLink position. In our view, such erratic trading is evidence of Peerless’ short-term objectives.

PEERLESS NOMINEES HAVE NEITHER THE QUALIFICATIONS NOR

THE EXPERIENCE TO ENHANCE THE COMPOSITION OF THE MODUSLINK BOARD

You should be aware that the two Peerless director nominees, Mr. Brog and Jeffrey Wald, lack any relevant experience related to the industry in which ModusLink operates and have not demonstrated an ability to provide any valuable insight and perspective that would supplement the Board’s existing expertise.

Furthermore, these individuals have refused ModusLink’s request to be interviewed by the Board’s Nominating & Corporate Governance Committee. We view such interviews as a standard and good corporate governance procedure that we have conducted as a matter of course with all other ModusLink director nominees. As your representatives, we believe interviewing nominees is a common-sense method of ensuring that any incoming members of the Board have skills, background and experience in areas that are critical to ModusLink’s continued success. Based on their lack of any publicly disclosed qualifications and their refusal to be interviewed, we could not in good conscience nominate the candidates put forward by Peerless.

It is our firm belief that Peerless is pursuing its own self-serving agenda, and its nominees, if elected, could interrupt the ongoing implementation of our strategic plan, disrupt the current review of strategic alternatives, reduce the level of relevant experience on the Board and negatively impact stockholder value.

SIGNIFICANT CHANGE IS ALREADY HAPPENING AT MODUSLINK

Your Board and management have been taking actions to improve the Company:

•

Implemented a targeted plan for improving operations that is beginning to deliver results. In response to persistent adverse macro-economic conditions, ModusLink’s Board and management developed and have begun to execute an investment and cost reduction plan. This plan is aimed at increasing revenue from new programs, significantly improving profitability and putting new leadership in place to drive improved results. The progress we are making contributed to our results for the first quarter of fiscal 2012, which represented our highest gross profit margin in nearly two years and our first operating profit in six quarters as well as a number of significant new client wins – one of which is expected to contribute annualized revenue of approximately $60 million, our largest program win since before the recession.

•

Continued track record of being responsive to stockholder perspectives on the Company. Recently, and based upon the input from stockholders, ModusLink’s Board of Directors approved the separation of the roles of chairman and chief executive officer to enhance corporate governance. This action further strengthens the independence and governance structure of ModusLink’s Board, which consists of eight members, seven of whom are independent.

•

ModusLink has ensured that there is stockholder representation on the Board. Last year, the Nominating & Corporate Governance Committee interviewed director candidates put forward by stockholders for election at the 2010 Annual Meeting. After interviewing Raging Capital Management and LCV Capital Management’s nominees, the Board appointed one of those nominees, Mr. Fenton, to the Board, and has nominated Mr. Fenton for a three-year term at this year’s Annual Meeting.

•

Mr. Fenton was chairman of the Board’s Capital Allocation Committee, which recommended the aggregate $40 million special cash dividend that was paid out to ModusLink stockholders in March, 2011. This cash dividend is one of the most direct ways to return value to stockholders, and has the additional benefit of favorable tax treatment for stockholders. Since the beginning of fiscal 2008, ModusLink has returned nearly $97 million of cash to stockholders through stock buybacks and the March 2011 special dividend. Since initiating its buyback programs in early fiscal 2008, the Company has repurchased $56.7 million of ModusLink shares, reducing its total shares outstanding by approximately 12 percent.

•

Proactively taking action to maximize stockholder value. ModusLink’s Board is undertaking a thorough review of strategic alternatives, including among other things a possible sale of certain of the Company’s assets and other strategic options. ModusLink’s review of strategic alternatives is driven by a commitment to enhance stockholder value. To this end, the Board has formed a committee comprised of independent directors to oversee the review process and make associated recommendations to the full Board. The committee is being led by Mr. Fenton, who as mentioned above was appointed to the Board in November 2010 after being nominated by stockholders, and he is also a candidate for re-election at this year’s Annual Meeting.

•

Your Board has also taken appropriate action to protect stockholder assets through the recent adoption of a tax benefit preservation plan to help preserve the value of the Company’s net operating losses and other deferred tax benefits. As of October 18, 2011, ModusLink had cumulative net operating loss carryforwards of approximately $2.0 billion, which can be utilized in certain circumstances to offset future U.S. taxable income. The adoption of this plan is subject to stockholder approval at this year’s Annual Meeting.

YOUR VOTE IS IMPORTANT —

SUPPORT YOUR BOARD’S NOMINEES BY VOTING THE WHITE PROXY CARD TODAY

ModusLink is at a critical juncture in its development. We believe your Board has the qualifications and experience to provide the necessary oversight for your investment. Your Board and management team are actively engaged and committed to building value for all ModusLink stockholders and have the necessary depth and breadth of expertise in areas that are critical to ModusLink’s continued success. Protect your investment by voting for your Board’s highly qualified nominees TODAY – by telephone, Internet or by signing, dating and returning the WHITE proxy card.

On behalf of the Board of Directors, we thank you for your continued support of ModusLink.

Sincerely,

Francis J. Jules	Joseph C. Lawler
Chairman of the Board	President and Chief Executive Officer
ModusLink Global Solutions, Inc.	ModusLink Global Solutions, Inc.

Your Vote is Important, No Matter How Many or How Few Shares You Own

If you have questions about how to vote your shares, or need additional assistance,

please contact the firm assisting us in the solicitation of proxies:

INNISFREE M&A INCORPORATED

Stockholders Call Toll-Free: (877) 750-5836

Banks and Brokers Call Collect: (212) 750-5833

REMEMBER:

We urge you NOT to vote using any Gold proxy card sent to you by

Peerless, as doing so will revoke your vote on the WHITE proxy card.

About ModusLink

ModusLink Global Solutions, Inc. designs and executes global value chain strategies to solve clients’ cost, time-to-market, customer satisfaction and revenue objectives. Our supply chain, aftermarket, e-Business and entitlement management solutions support the end-to-end product lifecycles of the world’s leading technology and consumer goods companies. ModusLink has more than 25 years of experience executing complex supply chain processes such as sourcing, configuration and fulfillment. We can manage these critical functions seamlessly with a client’s global e-Business initiative or an integrated aftermarket program, including alternative channel recovery for at-risk inventory. Backed by a footprint of more than 25 solution centers in 15 countries, ModusLink clients can react quickly to shifting market dynamics impacting value chain performance and revenues. For more information about ModusLink’s flexible, scalable and sustainable solutions, visit www.moduslink.com or www.valueunchained.com, the blog for value chain professionals.

ModusLink Global Solutions is a trademark of ModusLink Global Solutions, Inc. All other company names and products are trademarks or registered trademarks of their respective companies.

Forward looking Statement

This release contains forward-looking statements, which address a variety of subjects including, for example, the potential benefit of the net operating loss carryforwards and the protection afforded by the tax benefit preservation plan; the potential for higher growth from the Aftermarket Services and e-Business solutions; the expected impact of the Company’s investment and cost reduction plan, as well as the timing and impact of the expected benefits of such program; the amount of expected cost savings in fiscal 2012 and on an annualized basis and further benefits in fiscal 2013; the expected reduction in short-duration project expenditures; and the expected long-term growth as a result of strengthening the Company’s leadership team. All statements other than statements of historical fact, including without limitation, those with respect to the Company’s goals, plans, expectations and strategies set forth herein are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: the Company’s success, including its ability to meet its revenue, operating income and cost savings targets, maintain and improve its cash position, expand its operations and revenue, lower its costs, improve its gross margins, reach and sustain profitability, reach its long-term objectives and operate optimally, depends on its ability to execute on its business strategy, including its investment and costs savings plan and the continued and increased demand for and market acceptance of its services; global economic conditions, especially in the technology sector are uncertain and subject to volatility; demand for our clients’ products may decline or may not achieve the levels anticipated by our clients; the Company’s management may face strain on managerial and operational resources as they try to oversee the expanded operations; the Company may not realize the expected benefits of its restructuring and cost cutting actions; the Company may not be able to expand its operations in accordance with its business strategy; the Company’s cash balances may not be sufficient to allow the Company to meet all of its business and investment goals; the Company may experience difficulties integrating technologies, operations and personnel in accordance with its business strategy; the Company derives a significant portion of its revenue from a small number of customers and the loss of any of those customers could significantly damage the Company’s financial condition and results of operations; the Company frequently sells to its supply chain management clients on a purchase order basis rather than pursuant to contracts with minimum purchase requirements, and therefore its sales and the amount of projected revenue that is actually realized are subject to demand variability; risks inherent with conducting international operations; tax rate expectations are based on current tax law and current expected income and may be affected by the jurisdictions in which profits are determined to be earned and taxed, changes in estimates of credits, benefits and deductions, the resolution of issues arising from tax audits with various tax authorities, including payment of interest and penalties and the ability to realize deferred tax assets; there can be no assurance that the Company will be able to utilize its tax attributes at any time in the future; the mergers and acquisitions and IPO markets are inherently unpredictable and liquidity events for companies in the Company’s venture capital portfolio may not occur; and increased competition and technological changes in the markets in which the Company competes. For a detailed discussion of cautionary statements that may affect the Company’s future results of operations and financial results, please refer to the Company’s filings with the Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Forward-looking statements represent management’s current expectations and are inherently uncertain. We do not undertake any obligation to update forward-looking statements made by us.

Important Additional Information

On December 2, 2011, ModusLink filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement in connection with its 2011 annual meeting of stockholders (the “2011 Annual Meeting”) and has mailed the definitive proxy statement to its stockholders. The definitive proxy statement contains important information concerning the identity and interests of ModusLink’s directors, director nominees and certain of its officers and employees that may be deemed, along with ModusLink, to be participants in the solicitation of ModusLink’s stockholders in connection with the 2011 Annual Meeting.

Copies of ModusLink’s definitive proxy statement, any other relevant documents and other materials filed with the SEC concerning ModusLink, when filed, may be obtained free of charge at www.sec.gov and www.ir.moduslink.com. The definitive proxy statement and any other relevant documents filed with the SEC contain (or will contain) important information, and stockholders should carefully read the definitive proxy statement, the accompanying WHITE proxy card and other materials filed with the SEC when they become available before making any voting decision.

Contacts:

ModusLink Global Solutions:

Robert Joyce, 781-663-5120

Director, Investor Relations

ir@moduslink.com

Joele Frank, Wilkinson, Brimmer, Katcher

Joele Frank/Kelly Sullivan/Averell Withers

212-355-4449